Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 4, 2004, is entered into by and between First NLC Financial Services, Inc., a Delaware corporation (the “Company”), and Jeffrey M. Henschel (the “Employee”).

WHEREAS, the Employee has been serving as an employee of NLC Financial Services, LLC (“NLC LLC”) since its inception and currently serves in the capacity of President of NLC LLC;

WHEREAS, NLC LLC proposes to merge with and into its wholly owned subsidiary, the Company (the “Merger”), with the Company continuing as the surviving corporation following the Merger; and

WHEREAS, in connection with the Merger, the Company and the Employee wish to enter into this Agreement, pursuant to which the Employee will commence to serve as an employee of the Company and will continue to provide services to the Company before and after the Merger as set forth below, and the Employee desires to provide such services to the Company as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. Except as otherwise provided in Section 5 hereof:

(a) this Agreement shall commence on the date and at the effective time of the Merger (the “Effective Date”), and shall continue until the third annual anniversary of the Effective Date (the “Initial Term”); and

(b) beginning on the first annual anniversary of the Effective Date, and on each successive day thereafter, the Initial Term of this Agreement shall extend for one day, such that the remaining term of this Agreement, as so extended, shall be two (2) years. Any period by which the term of this Agreement shall have been extended hereunder beyond the Initial Term shall be referred to as the “Extension Term” and the Extension Term shall be referred to together with the Initial Term as the “Term”. Notwithstanding the foregoing, either party hereto may provide the other party with thirty (30) days’ prior written notice of his or its desire not to renew this Agreement, whereupon additional days shall thereafter no longer be added to the Extension Term (which shall then expire two (2) years after the 30th day following such notice); and

(c) notwithstanding the foregoing, if the Effective Date has not occurred on or before the sixtieth (60th) day after the date first written above, then this Agreement shall from and after such sixtieth (60th) day after the date first written above be null and void ab initio and of no force or effect whatsoever.

2. Positions and Duties. During the Term, the Employee shall be employed as President and Chief Operating Officer of the Company. The Employee shall have the authority and power to perform and shall perform all duties in connection with the business of the Company consistent with the directives of the board of directors of the Company (the “Board of Directors”). Without limiting the generality of the foregoing, the Employee shall undertake his duties in a manner consistent with the best interests of the Company and shall perform his duties to the best of his ability and in a diligent and proper manner based upon his experience and consistent with past practice as an officer of NLC LLC. The Employee shall perform all duties, services and responsibilities in accordance with the reasonable guidelines, policies and procedures established by the Board of Directors from time to time. The Employee shall report to the Chief Executive Officer of the Company. The Employee shall not engage in any other business activities unless agreed to by the Board of Directors.

3. Compensation. The Employee’s salary (the “Salary”) shall be established by the Compensation Committee of the Board of Directors, but in no event less than Four Hundred Forty Thousand Dollars ($440,000) per year. In the sole discretion of the Compensation Committee, the Company may increase (but may not thereafter decrease ) the Employee’s Salary at any time during the Term. The Employee’s Salary shall be payable in periodic installments in accordance with the Company’s ordinary and customary practices and shall be prorated for any period of less than a year during the Term. In addition, the Employee shall be eligible to participate during the Term in such bonus plan or arrangement as may be determined by the Compensation Committee.

4.	Benefits and Expenses.

(a) During the Term, the Company will provide benefits to the Employee no less favorable than those benefits made available to him in his current position, including an automobile allowance of not less than One Thousand Two Hundred ($1,200) per month, and health, dental, life and disability insurance, and in any event no less favorable than those benefits made generally available to other executive officers of the Company.

(b) During the Term, the Employee shall be reimbursed for all reasonable and necessary expenses incurred in connection with the business of the Company, upon the submission of appropriate documentation thereto. Such reimbursement shall be payable in accordance with Company policies. Employee shall keep accounts and complete books and records with respect to reimbursement of expenses under this Section 4. Upon reasonable request by the Company or the Board of Directors, (i) Employee shall provide to the Company or the Board of Directors all receipts, invoices and other items relating to reimbursement of expenses under this Section 4 and (ii) the Company or the Board of Directors shall have the right to inspect or audit (at the expense of the Company) such records.

(c) During the Term, the Employee shall be entitled to twenty (20) paid vacation days per annum, prorated for any period of less than a year during the Term; provided, however, that any such vacation shall not materially interfere with the performance of the Employee’s duties hereunder.

5.	Continuation, Termination, Death and Disability.

(a) The Term may be extended beyond the initial period set forth in Section 1 hereof as mutually agreed upon by the Company and the Employee.

(b) The Company may terminate this Agreement and the Employee’s employment hereunder at any time for “Cause,” which shall mean:

(i) the conviction of the Employee for, or the pleading by the Employee of guilty to, fraud or embezzlement;

(ii) a material breach by the Employee of Section 6 of this Agreement;

(iii) the conviction of the Employee of, or the pleading by the Employee of guilty to, (A) any felony or (B) any crime involving moral turpitude on his part which the Board of Directors determines would have an adverse effect on (x) the reputation of the Company, any of its subsidiaries or any of its affiliates, including entities that are acquired by the Company, its subsidiaries or any of its affiliates in which the Employee has a direct or indirect ownership interest (collectively, the “Group”) or its relationships with suppliers, customers, employees or others, (y) the Employee’s ability to effectively perform his duties in accordance with this Agreement or (z) the business, operations or financial condition of the Group; and/or

(iv) a material failure by the Employee to reasonably discharge his duties, responsibilities and obligations under this Agreement after the Employee shall have been notified of such failure and shall have had 30 days from receipt of such notice to cure such failure.

In the event of the termination during the Term by the Company of the Employee’s employment hereunder for Cause, the Employee shall be entitled to receive his Salary accrued, but unpaid, and unreimbursed expenses, through the date of termination.

(c) In the event of the death of the Employee during the Term, the Employee’s employment shall terminate as of the date of death and the Employee’s estate shall be entitled to receive all Salary accrued, but unpaid, accrued but unpaid bonuses, if any, and unreimbursed expenses, through the date of death.

(d) In the event of a Disability (as hereinafter defined) of the Employee during the Term, the Employee’s employment shall terminate as of the date of notice from the Company to the Employee terminating his employment due to the Disability. In addition to any benefits to which the Employee shall become entitled under the Company’s benefit plans, the Employee shall be entitled to receive his Salary accrued, but unpaid, accrued but unpaid bonuses, if any, and unreimbursed expenses, through the date of Disability. For purposes of this Agreement, “Disability” shall mean the Employee’s inability, because of physical or mental illness or incapacity or otherwise, to perform his duties under this Agreement for a period of 180 days or more in any period of 360 days as determined by the Board of Directors.

(e) If during the Term (i) the Company terminates the Employee’s employment hereunder other than for Cause, the Employee’s death or Disability, or (ii) the Employee terminates his employment hereunder for “Good Reason” (as defined below) following a “Change of Control” (as defined below), then (x) such termination shall be as of the date of the notice from the Company to the Employee or the Employee to the Company, as applicable, terminating his services (the “Termination Date”), (y) the Employee shall be entitled to receive all Salary accrued but unpaid as of the Termination Date, all accrued but unpaid bonuses, if any, as of the Termination Date, and all unreimbursed expenses through the Termination Date, and (z) the Employee shall be entitled to receive, in a single lump sum paid within 10 days after the Termination Date, a severance payment in an amount equal to the greater of (aa) the Salary that would have been payable to the Employee for the remainder of the Initial Term or the then current Extension Term, as applicable, following the Termination Date or (bb) the Salary in effect on the Termination Date multiplied by two (2). For purposes of this Agreement: (1) “Good Reason” shall mean (A) a permanent and material demotion or reduction in the duties or responsibilities of the Employee’s position from those in effect on the day immediately preceding the Change of Control, or (B) a material reduction in the Employee’s aggregate compensation and benefits from those in effect on the day immediately preceding the Change of Control, or (C) a relocation of the Employee’s principal office location to a place more than 10 miles away from the Company’s office on the date of this Agreement; and (2) “Change of Control” shall mean shall mean the occurrence of any of the following events: (A) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or an employee benefit plan of the Company, or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Securities”); (B) a reorganization, merger, consolidation or recapitalization of the Company (a “Business Combination”), other than a Business Combination in which more than 50% of the combined voting power of the outstanding securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the Voting Securities; (C) a complete liquidation or dissolution of the Company, or a sale of all or substantially all of the Company’s assets; or (D) individuals who, as of the date of this Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, that for any individual becoming a director subsequent to such date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then composing the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board. Notwithstanding the foregoing, neither the sale of shares of the Company’s common stock pursuant to registration statement on Form S-1 (or any similar successor form thereto) filed by the Company under the Securities Act of 1933, as amended, relating to an initial public offering of common stock of the Company, nor the addition to the Board of Directors of any or all new directors that may be expressly contemplated in such registration statement at the time that it is declared effective or at any time prior thereto, shall constitute, effect, or result in a Change of Control.

(f) In the event the Employee’s employment is terminated by the Employee for any reason other than Good Reason, the Employee’s employment shall terminate as of the date of notice from the Employee to the Company terminating his employment and the Employee shall be entitled to receive all Salary accrued, but unpaid, and unreimbursed expenses, through the date of termination.

(g) In the event that the Company files a voluntary petition in bankruptcy or seeks liquidation, reorganization or other relief with respect to its debts under any bankruptcy, insolvency or similar law, or consents to the filing of an involuntary petition with respect to any of the foregoing, or commences proceedings seeking to dissolve or liquidate, no compensation shall be paid to the Employee pursuant to this Agreement, except for accrued but unpaid Salary, accrued but unpaid bonuses, if any, and unreimbursed expenses as of the first date on which any of the foregoing events shall occur.

6. Confidentiality; Nonsolicitation; Noncompetition.

(a) The Employee recognizes the time and expense incurred in connection with developing proprietary and confidential information in connection with the Company’s business and operations. The Employee agrees that he will not, whether during the Term or at any time thereafter, divulge, communicate, or use to the detriment of the Group or any other person, firm or entity, confidential information or trade secrets relating to the Group, including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), pro forma financial information, market analysis, acquisition terms and conditions, personnel information, product information, know-how, customer lists and relationships, supplier lists, or other non-public proprietary and confidential information relating to the Group. The foregoing confidentiality agreement shall not apply if the communication (i) is required in the course of performing his duties as an employee of the Company or its subsidiaries, (ii) is made with the Board of Directors’ prior written consent, (iii) relates to information that is or becomes generally known by the public other than as a result of a breach of this Agreement by the Employee, or (iv) is required to be disclosed by law or judicial or administrative process; provided, that, in the case of clause (iv), the Employee provides the Company with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that the Company may seek an appropriate protective order or other remedy, or waive compliance with the terms of this Agreement, and the Employee shall provide such cooperation with respect to obtaining a protective order or other remedy as the Company shall reasonably request. If a protective order or other remedy is not obtained, or if the Company is required to waive compliance with the provisions hereof, the Employee will furnish only that portion of such confidential information or trade secrets which, as it is advised in a written opinion by its counsel, it is legally required to furnish.

(b) During the Term and for the two-year period thereafter, the Employee shall not, directly or indirectly, for himself or on behalf of any other person, firm or entity, solicit, employ, engage or retain any person who at any time during the preceding 12-month period was an employee of, or consultant to, the Group or contact any supplier, customer, mortgage broker or employee of, or consultant to, the Group for the purpose of soliciting or diverting any such supplier, customer, mortgage broker, employee or consultant from the Group or otherwise interfering with the business relationship of the Group with any of the foregoing.

(c) During the Term and for the two-year period thereafter, the Employee shall not, directly or indirectly, engage in, or serve as a principal, partner, joint venturer, member, manager, trustee, agent, stockholder, director, officer or employee of, or lender, consultant or advisor to, or in any other capacity, or in any manner, own, control, manage, operate, finance, or otherwise participate, invest, or have any interest in, or be connected with, any person, firm or entity that engages, directly or indirectly, in any business conducted by the Company within the United States of America; provided, however, that the Employee shall be permitted to own as a passive investment up to 1% of the outstanding equity of any publicly-owned corporation, other than the Company (in which the Employee’s ownership is not restricted), which is engaged in any such business. For purposes of this Agreement, the business conducted by the Company includes the origination and sale of residential mortgage loans.

(d) Whether during or after the term of his employment, the Employee shall not disparage, defame or discredit any member of the Group or engage in any activity which would have the effect of disparaging, defaming or discrediting any member of the Group.

(e) The Employee acknowledges that his employment by the Company and agreements herein (including the agreements of this Section 6) are reasonable and necessary for the protection of the Company and are an essential inducement to the Merger. Accordingly, the Employee shall be bound by the provisions hereof (including the provisions of this Section 6) to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be fully enforceable. However, the parties further agree that, if any of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall herein pertain.

(f) Immediately upon termination of the Employee’s employment with the Company, the Employee shall deliver to the Company all copies of data, information, know-how and knowledge of the Group including, without limitation, all confidential information, documents, correspondence, notebooks, reports, computer programs, names of full-time and part-time employees and consultants and mortgage brokers, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Group in any way obtained by the Employee during the period of his employment with the Company. Immediately upon termination of the Employee’s employment with the Company, the Employee shall deliver to the Company all tangible property belonging, leased or licensed to the Group in the possession of the Employee, including, without limitation, telephones, facsimile machines, computers, automobiles and credit cards.

(g) The Employee acknowledges that the services to be rendered under the provisions of this Agreement are of a unique nature and that it would be difficult or impossible to replace such services and that by reason thereof the Employee agrees and consents that if he materially violates the provisions of this Section 6, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued or specific performance to be required restricting the Employee from committing or continuing any such violation.

7. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation or otherwise authorized in writing by the Employee.

8. Certain Representations and Warranties of the Employee. The Employee represents and warrants to the Company that the Employee is not under any contractual commitment prohibiting or limiting the Employee’s employment by or service to the Company or inconsistent with the Employee’s obligations set forth in this Agreement.

9. Notices. For the purpose of this Agreement, any notice or demand hereunder to or upon any party hereto required or permitted to be given or made shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile or similar electronic means, provided, that a written copy thereof is sent on the same day by postage paid first-class mail, to such party at the following address:

In the case of the Employee, to him at:

Jeffrey M. Henschel

3872 NW 53rd Street

Boca Raton, Florida 33496

Facsimile:    561.997.6999

or at the last known address of the Employee contained in the records of the Company.

In the case of the Company, to it at:

First NLC Financial Services, Inc.

700 West Hillsboro Blvd.

Building One, Suite 204

Deerfield Beach, Florida 33441

Attention:    Board of Directors

Facsimile:   954.420.5470

with a copy to:

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

Pittsburgh, Pennsylvania 15219

Attention:    David A. Gerson, Esq.

Facsimile:   412.560.7001

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section.

10. Severability; Assignment.

(a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such portion shall be deemed deleted as though it had never been included herein, but the remainder of this Agreement shall remain in full force and effect.

(b) This Agreement shall not be assignable by the Employee except pursuant to the laws of descent and distribution and then only for purposes of enforcing the Employee’s rights under Section 5 and shall be assignable by the Company only with the consent of the Employee; provided, however, that the Company may assign its rights and obligations under this Agreement, by its own action or by operation of law, and without consent of the Employee, in the event that the Company shall effect a sale of all or substantially all its assets or stock or a reorganization or consolidate, merge, or enter into any other transaction with any other entity, so long as the buyer or successor entity assumes all of the Company’s obligations hereunder by its own action or by operation of law.

11. Cooperation With Regard to Litigation, Trial By Jury.

(a) The Employee agrees to cooperate with the Company during the Term and thereafter (including following Employee’s termination of employment for any reason) by making himself reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. The Employee shall be fully reimbursed for any out-of-pocket expenses incurred by the Employee in the course of such cooperation.

(b) Each of the parties to this Agreement irrevocably and unconditionally waives the right to a trial by jury in any action, suit or proceeding arising out of, connected with or relating to this Agreement, the matters contemplated hereby, or the actions of the parties in the negotiation, administration, performance or enforcement of this Agreement

12. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. Successors: Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon the Employee, his executors, administrators and heirs.

14. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Florida without regard to conflict or choice of law provisions that would compel the application of the substantive laws of another jurisdiction.

15. No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any person other than as otherwise provided in this Agreement.

16. Entire Agreement. This Agreement supersedes all prior employment or other agreements, negotiations and understandings of any kind with respect to the subject matter hereof and contains the entire understanding between the parties hereto with respect to the subject matter hereof. In furtherance and not in limitation of the foregoing, on the Effective Date and simultaneously with the effective time of the Merger, the Employment Agreement dated as of November 11, 1999, by and between NLC LLC and the Employee, is and shall be hereby immediately terminated by mutual consent of the parties thereto, and no party thereto shall have any further obligation or responsibility whatsoever thereunder. Any representation, premise or condition, whether written or oral, not specifically incorporated herein, shall have no binding effect upon the parties.

17. Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

18. Amendments. No modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the same is sought to be enforced.

19. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FIRST NLC FINANCIAL SERVICES, INC.

By:	/s/ Neal S. Henschel

Name:	Neal S. Henschel
Title:	Chief Executive Officer

By:	/s/ Jeffrey M. Henschel

Jeffrey M. Henschel

[Signature Page to Jeffrey M. Henschel Employment Agreement]